Exhibit 99.1

Gulf Resources, Inc.	CCG Investor Relations
Helen Xu
E-mail: beishengrong@vip.163.com	Ms. Linda Salo, Account Manager
Website: http://www.gulfresourcesinc.cn/	Phone: +1-646-922-0894
E-mail: linda.salo@ccgir.com

Mr. Crocker Coulson, President
Phone: +1-646-213-1915
E-mail: crocker.coulson@ccgir.com

Website: http://www.ccgirasia.com/

Due to a misstatement about the projected capacity of the leased facility adjacent to the Company's Factory No. 1, the Company is clarifying that it currently is not able to estimate the projected capacity of this facility.  Once the scope of the improvements and renovations of the facility have been confirmed, the Company will be able to provide the additional capacity to be contributed by the facility. As such, the second sentence in the second paragraph of the "Business Outlook section" should read, "We are conducting improvements to the assets in addition to constructing brine water drilling wells and transmission ditches. Once the scope of the improvements and renovations of the facility have been confirmed, we will be able to provide the additional capacity to be contributed by the facility,” instead of, "Following improvements to the assets and the construction of brine water drilling wells and transmission ditches, we estimate that the property will contribute 2,500 to 3,000 tonnes in annual bromine production capacity," as originally transmitted. The complete, corrected press release is set forth below.

Gulf Resources Reports Fourth Quarter
and Fiscal Year 2010 Results

NEW YORK and SHANDONG, China, March 17, 2011 /PRNewswire-Asia-FirstCall/ -- Gulf Resources, Inc. (Nasdaq:GFRE - News) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter Highlights

•	Revenue was $37.1 million, a year-over-year increase of 26.4%
•	Gross profit was $19.6 million, a year-over-year increase of 45.0%
•	Gross margin increased to 52.7% from 46.0% for the fourth quarter of 2009
•	Income from operations was $16.1 million, a year-over-year increase of 57.6%

•	Operating margin was 43.4% compared to 34.7% for the fourth quarter of 2009
•	Net income was $12.0 million, or $0.34 and $0.35 per basic and diluted share, respectively, an increase of 77.5% from $6.8 million, or $0.21 per basic and diluted share a year ago
•	Cash totaled $68.5 million as of December 31, 2010

Full Year 2010 Highlights

•	Revenue was $158.3 million, a year-over-year increase of 43.6%
•	Gross profit was $78.1 million, an increase of 59.8%
•	Gross margin was 49.3%, compared to 44.3% in 2009
•	Net income was $51.3 million, or $1.48 per basic and diluted share, a year-over-year increase of 67.6% from $30.6 million, or $1.00 per basic and diluted share
Fourth Quarter 2010 Results
“We are pleased to report another strong quarter both in terms of top line growth and profitability, driven by high bromine prices. For the three months ended December 31, 2010, our average selling price for bromine was approximately $3,800 per tonne compared with approximately $2,100 per tonne in the corresponding quarter last year. In light of the high bromine prices and as we moved towards the winter maintenance season for bromine production, we maintained our utilization rate at a moderate level,” said Xiaobin Liu, Chief Executive Officer of Gulf Resources. “Our chemical business also contributed to the record earnings in the fourth quarter of 2010. These events allowed us to exceed our financial guidance for 2010.”

Gulf Resources’ revenue was $37.1 million for the fourth quarter of 2010, an increase of 26.4% from $29.4 million for the fourth quarter of 2009. The increase in net revenue was primarily attributable to the strong performance of the Company’s bromine and crude salt segment.

Revenue from the bromine and crude salt segment was $26.5 million, or 71.5% of total revenue, an increase of 36.4% from $19.5 million in the corresponding period last year. The increase in revenue from the Company’s bromine and crude salt segment was mainly due to an increase in the average selling price of bromine and crude salt.

Revenue from the chemical products segment was $10.6 million, or 28.5% of total revenue, for the fourth quarter of 2010, an increase of 6.6% from $9.9 million in the corresponding period last year. The increase in revenue from the Company’s chemical product segment was mainly due to solid demand for environmentally friendly oil and gas exploration chemicals and agricultural intermediaries.

Gross profit for the fourth quarter of 2010 was $19.6 million, an increase of 45.0% from $13.5 million for the fourth quarter of 2009 and gross profit margin for the three months ended December 31, 2010 was 52.7%, compared to 46.0% for the corresponding three-month period last year. The improved gross profit margin was due to the higher average selling prices of bromine

Sales, marketing and other operating expenses for the fourth quarter of 2010 were $41,889 compared with $5,031 for the corresponding quarter last year. The increase was mainly due to increased sales.

General and administrative expenses for the fourth quarter of 2010 were $2.9 million, compared to $3.2 million for the fourth quarter of 2009. The decrease was mainly due to lower warrant expenses.

Research and development expenses were $587,429 million for the fourth quarter of 2010 compared with $125,219 for the corresponding period last year. The increase was mainly due to research activities related to the Company’s new waste water treatment chemical additives.

As a result, income from operations for the fourth quarter of 2010 was $16.1 million, an increase of 57.6% compared to $10.2 million for the corresponding quarter of 2009. Operating margin was 43.4% for the fourth quarter of 2010, compared to 34.7% for the fourth quarter of 2009.

For the fourth quarter of 2010, the Company incurred other income of $0.2 million compared to $0.6 million for the corresponding quarter last year mainly due to a decrease in sundry income.

Income taxes were $4.3 million for the fourth quarter of 2010, an increase of 45.7% from $2.9 million for the fourth quarter of 2009. The Company’s effective income rate was 26.4% compared to 30.4% in the year ago period.  The Company’s effective income tax rate was higher in the three month period ended December 31, 2009 due to the loss from the disposal of assets not being deducted from taxation in 2009 and being recorded as a deferred tax asset.

Net income was $12.0 million for the fourth quarter of 2010, an increase of 77.5% from $6.8 million for the fourth quarter of 2009. Basic and diluted earnings per share in fourth quarter of 2010 were $0.34 and 0.35, respectively, compared to $0.21 per fully diluted share in the fourth quarter of 2009. Weighted average number of diluted shares for the three months ended December 31, 2010 was 34,667,614 compared with 32,250,669 for the three months ended December 31, 2009.

Fiscal Year 2010 Financial Results

Revenue for fiscal year 2010 was $158.3 million, an increase of 43.6% from $110.3 million for fiscal year 2009. Gross profit was $78.1 million, an increase of 59.8% from $48.9 million for fiscal year 2009. Gross margin for fiscal 2010 was 49.3%, compared to 44.3% for fiscal year 2009. Operating income was $68.9 million, an increase of 63.0% from $42.2 million for fiscal year 2009. Net income was $51.3 million, or $1.48 per basic and diluted share, an increase of 67.6% from $30.6 million, or $1.00 per basic and diluted share, for fiscal year 2009.

Financial Condition

As of December 31, 2010, Gulf Resources had cash of $68.5 million, current liabilities of $14.0 million, and shareholders’ equity of $192.7 million. At fiscal year end, the Company had working capital of $79.8 million and a current ratio of 6.7. For the twelve months ended December 31, 2010, the Company generated $58.0 million in cash flow from operations, primarily attributable to net income, and used $39.1 million in investing activities, mainly due to the acquisition of additional bromine manufacturing assets and the construction of a waste water chemical additives production line.

Subsequent Events

•
In March 2011, the Company finalized an agreement to lease a property with an area of 3,192 square meters and buildings adjacent to the Company’s Factory No. 1 from the State-Operated Shouguang Qingshuibo Farm.  There are currently non-operating bromine production facilities on the property which have not been in production for more than 12 months.  The annual lease payment for the property is RMB 5 million (approximately $760,000) per year and the term is twenty years. Shouguang Qingshuibo Farm has agreed to allow the Company to reconstruct and renovate the existing bromine production facilities on the property and to build 100 brine water drilling wells and transmission ditches on Shouguang Qingshuibo Farm’s land adjacent to the property.

•
In March 2011, the Company’s internal control consultant Deloitte Touche Tohmatsu (“Deloitte”) issued a final report regarding the internal control assessment performed. A follow up assessment was conducted in February 2011, based on which the Company has put in place measures to improve its internal controls in relation to the improvement areas identified by Deloitte.

•
In December 2010, the Company signed an agreement to acquire a crude salt field from the state operated Shouguang Qingshuibo Farm. Consideration for the crude salt field purchase is RMB73 million (approximately $10.6 million) in cash, of which 50% was paid upon the signing of the agreement and the remaining 50% will be due within three days thereafter. The acquisition of additional crude salt fields increases annual crude salt production by 70,000 tonnes.

Business Outlook

For 2011, the Company continues to assess opportunities to increase bromine and crude salt production capacity through acquisitions and leases of production assets, although the higher bromine prices have impeded the progress of transactions. In order to leverage its bromine production capacity and diversify its revenue streams, the Company continues to assess opportunities to develop the market for downstream brominated products. The Company’s management anticipates most growth potential from brominated pharmaceutical intermediates.

“In March 2011, we finalized a lease for a property adjacent to our Factory No. 1 with non-operating production facilities. We are conducting improvements to the assets in addition to constructing brine water drilling wells and transmission ditches. Once the scope of the improvements and renovations of the facility have been confirmed, we will be able to provide the additional capacity to be contributed by the facility.,” said Mr. Liu. “For 2011, we expect to maintain a utilization rate of our bromine production capacity of approximately between 65% and 75%.”

Mr. Liu continued: “Bromine prices remained high throughout the winter slow season for bromine production. In March 2011, we recorded market prices of approximately $4,500 per tonne. As demand has remained resilient despite high prices, we believe Gulf Resources will continue to benefit from the current price environment in 2011.”

Conference Call

Gulf Resources’ management will host a conference call at 7:30 a.m. EDT on Thursday, March 17, 2011 to discuss its financial results for the fourth quarter and fiscal year 2010 ended December 31, 2010. To participate in this live conference call, please dial +1 (877) 275 - 8968 five to ten minutes prior to the scheduled conference call time. International callers should call +1 (706) 643 - 1666. The conference participant pass code is 51422230.

A replay of the conference call will be available for 14 days starting from 10:30 a.m. ET on Thursday, March 17, 2011. To access the replay, call +1 (800) 642-1687. International callers should call +1 (706) 645-9291. The pass code is 51422230.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.gulfresourcesinc.cn/events.html. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- Financial tables to follow-

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	As of December 31,
Current Assets	2010	2009
Cash	$68,494,480	$45,536,735
Accounts receivable	21,542,229	14,960,002
Inventories	2,679,899	650,332
Prepayment and deposit	939,940	233,330
Prepaid land leases	42,761	46,133
Deferred tax asset	99,694	85,672
Other receivables	-	2,195,208
Total Current Assets	93,799,003	63,707,412
Property, plant and equipment, net	112,178,999	81,993,894
Prepaid land leases, net of current portion	743,022	721,862
Total Assets	$206,721,024	$146,423,168

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$6,419,735	$5,823,745
Retention payable	453,000	660,150
Due to a related party	-	1,190
Taxes payable	7,163,095	5,555,113
Total Current Liabilities	14,035,830	12,040,198
Total Liabilities	$14,035,830	$12,040,198

Stockholders’ Equity
PREFERRED STOCK ; $0.001 par value; 1,000,000 shares authorized none outstanding	$-	$-
COMMON STOCK; $0.0005 par value; 100,000,000 shares authorized; 34,735,912 and 34,541,066 shares issued and outstanding as of December 31, 2010 and 2009, respectively	17,368	17,271
Additional paid-in capital	66,626,584	64,718,026
Retained earnings unappropriated	106,500,085	59,808,289
Retained earnings appropriated	10,271,293	5,679,769
Cumulative translation adjustment	9,269,864	4,159,615
Total Stockholders’ Equity	192,685,194	134,382,970
Total Liabilities and Stockholders’ Equity	$206,721,024	$146,423,168

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)

	2010 Q4	2009 Q4
	Consolidated	Consolidated
	USD (Unaudited)	USD (Unaudited)

Turnover	37,131,502	29,385,314
Cost of sales	17,546,166	15,882,463

Gross profit	19,585,336	13,502,851

Sales, marketing and other operating expenses	41,889	5,031.
Research and development cost	587,429	125,219
General and administrative expenses	2,858,296	3,161,442

Income from operations	16,097,722	10,211,159

Other Income (expenses)
Interest expense	474	10,067
Interest income	62,321	15,198
Other (income) expenses	135,162	528,749

Income before taxes	16,294,731	9,707,675

Income taxes	4,295,137	2,948,789

Net income	11,999,594	6,758,886

Other comprehensive income
Foreign currency translation adjustments	1,628,822	277,060

Comprehensive income	13,628,416	6,481,826

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)

	Years Ended December 31,
	2010	2009	2008
NET REVENUE
Net revenue	$158,335,023	$110,276,908	$87,488,334

OPERATING EXPENSES
Cost of net revenue	(80,254,759)	(61,402,820)	(52,302,085)
Sales, marketing and other operating expenses	(136,364)	(21,712)	-
Research and development cost	(2,200,291)	(500,406)	(514,780)
General and administrative expenses	(6,871,091)	(6,111,136)	(4,094,312)
	(89,462,505)	(68,036,074)	(56,911,177)

INCOME FROM OPERATIONS	68,872,518	42,240,834	30,577,157

OTHER INCOME (EXPENSES)
Interest expense	(1,052)	(17,078)	(60,111)
Interest income	242,988	80,805	94,129
Sundry income (expenses)	223,715	(528,748)	(3,764)
	465,651	(465,021)	30,254
INCOME BEFORE TAXES	69,338,169	41,775,813	30,607,411

INCOME TAXES	(18,054,849)	(11,184,398)	(8,211,939)

NET INCOME	$51,283,320	$30,591,415	$22,395,472

COMPREHENSIVE INCOME:
NET INCOME	51,283,320	30,591,415	22,395,472
OTHER COMPREHENSIVE INCOME
- Foreign currency translation adjustments	5,110,249	(183,595)	2,494,763

COMPREHENSIVE INCOME	$56,393,569	$30,407,820	$24,890,235

EARNINGS PER SHARE
BASIC	$1.48	$1.00	$0.90
DILUTED	$1.48	$1.00	$0.90

WEIGHTED AVERAGE NUMBER OF SHARES
BASIC	34,614,667	30,698,824	24,917,211
DILUTED	34,675,329	30,701,697	24,917,211

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)

	Years Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$51,283,320	$30,591,415	$22,395,472
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of warrants	-	-	979,144
Amortization of prepaid expenses	104,940	57,985	145,484
Depreciation and amortization	11,097,149	7,199,658	4,727,865
Allowance/(Reversal of allowance) for obsolete and slow-moving inventories	1,915	(9,182)	-
Loss from disposal of property, plant and equipment	1,289,407	528,749	-
Deferred tax asset	(11,272)	(82,166)	(3,448)
Stock-based compensation expense	1,282,428	2,022,240	-
Changes in assets and liabilities:
Accounts receivable	(6,016,376)	(3,283,341)	(7,203,377)
Inventories	(1,970,745)	(222,749)	49,955
Prepayment and deposit	(685,266)	(3,920)	(588,542)
Other receivables	2,307	353	-
Accounts payable and accrued expenses	429,441	1,075,519	1,788,969
Retention payable	(221,805)	659,745	-
Due to related parties	(1,190)	1,190	2,604,784
Taxes payable	1,415,198	1,284,882	-
Net cash provided by operating activities	57,999,451	39,820,378	24,896,306

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions of prepaid land leases	(100,315)	(72,411)	-
Proceeds from sales of property, plant and equipment	479,260	704,767	-
Purchase of property, plant and equipment	(39,463,457)	(38,876,657)	(17,365,195)
Net cash used in investing activities	(39,084,512)	(38,244,301)	(17,365,195)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes payable	-	(1,650,000)	-
Repayment of stockholder’s notes payable	-	(50,000)	-
Proceeds from private placement	2,192,919	21,307,142	-
Proceeds from exercising stock options	18,000	-	-
Repayment of loan payable	-	(4,031,775)	4,023,250
Advances (to)/from related parties	-	(852,067)	852,105
Proceeds from notes and loan payable – related parties	-	-	10,240,800
Repayment to related parties	-	(1,649,837)	(3,843,675)
Net cash provided by financing activities	2,210,919	13,073,463	11,272,480

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,831,887	9,151	1,300,578
NET INCREASE IN CASH AND CASH EQUIVALENTS	22,957,745	14,658,691	20,104,169
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	45,536,735	30,878,044	10,773,875
CASH AND CASH EQUIVALENTS - END OF YEAR	$68,494,480	$45,536,735	$30,878,044

###